Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CIT GROUP INC.
     CIT Group Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is CIT Group Inc. and the name under which the corporation was originally incorporated is T-Sub Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was March 12, 2001.
     2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, pursuant to the Modified Second Amended Prepackaged Plan of Reorganization of CIT Group Inc. and CIT Group Funding Company of Delaware LLC (the “Prepackaged Plan”). The Prepackaged Plan was confirmed by an order of the U.S. Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”) on December 8, 2009. The Bankruptcy Court had jurisdiction of the proceeding for the reorganization of the Corporation under the Bankruptcy Code.
     3. The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CIT GROUP INC.
     First: The name of the corporation is CIT Group Inc. (the “Corporation”).
     Second: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware, and the name of the registered agent at such address is The Corporation Trust Company.
     Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
     Fourth:
          (a) The total number of shares of stock that the Corporation shall have authority to issue is seven hundred million (700,000,000), consisting of (i) one hundred million (100,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”) and (ii) six hundred million (600,000,000) shares of common stock, par value $.01 per share (the “Common Stock”).

          (b) The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish the number of shares to be included in each such class or series and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the General Corporation Law, including, without limiting the generality of the foregoing, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions providing for any class or series of Preferred Stock, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.
          (c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.
          (d) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote and not by a vote of each class of stock.
     Fifth: In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

          (1) to adopt, amend or repeal the by-laws of the Corporation (the “By-Laws”), provided that the By-Laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that, in the case of the stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Stock, voting as a single class, shall be required in order for the stockholders to alter, amend or repeal any provisions of the By-Laws or adopt any additional By-Laws; and
          (2) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.
     The Corporation may in its By-Laws confer powers upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by the laws of the State of Delaware.
     Sixth:
          (a) Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed in such manner as may be prescribed by the By-Laws and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
          (b) Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, at each annual meeting of the stockholders of the Corporation, directors shall be elected in accordance with the provisions of the By-Laws to hold office for a term expiring at the next annual meeting of the stockholders of the Corporation and until their successors shall be elected and qualified, subject to their prior death, resignation, retirement disqualification or removal from office.
          (c) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their successors shall have been duly elected and qualified, subject to their prior death, resignation, retirement disqualification or removal from office. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
          (d) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Stock, voting as a single class.
     Seventh:
          (a) Subject to the rights of the holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of the stockholders of the Corporation.
          (b) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner prescribed in the By-Laws. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner prescribed in the By-Laws.
          (c) Unless otherwise prescribed by law or this Certificate of Incorporation, special meetings of stockholders of the Corporation may be called at any by (i) the Chairman of the Board of Directors or secretary of the Corporation at the request in writing of stockholders holding at least 25% of the voting power of the issued and outstanding common stock of the Corporation entitled to vote generally for the election of directors or (ii) by the Board of Directors in its discretion. Such a written request of stockholders shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the purpose or purposes set forth in the notice of the meeting.
     Eighth: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for liability under Section 174 of the General Corporation Law or (ii) for liability, subject to any and all other requirements for liability, (a) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (c) for any transaction from which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH shall adversely affect any right or protection of any director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment or repeal. If the General Corporation Law shall be amended to authorize corporate action further eliminating or limiting the liability of directors, then each director of the Corporation, in addition to the circumstances in which such director shall not be liable immediately prior to such amendment, shall be exempt from and free of liability to the fullest extent permitted by the General Corporation Law as so amended.
     Ninth: Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted from time to time by the General Corporation Law as the same presently exists or may hereafter be amended (but, if permitted by applicable law, in the case of any amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment) or any other applicable law as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (in addition to directors and officers) of the Corporation, to the directors, officers, employees or agents of any direct or indirect subsidiary of the Corporation and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall, be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to rights granted in this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or effect of the foregoing, the Corporation may adopt by-laws or enter into one or more agreements with any persons or persons which provide for indemnification greater or different than that provided in this Article NINTH. Any amendment or repeal of this Article NINTH shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal. The indemnification provided for herein shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled, whether as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person.
     Tenth:
          (a) Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or in any Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added hereto or inserted herein, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, officers or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation, provided that any amendment or repeal of Article EIGHTH or Article NINTH of this Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal, and provided further that no Preferred Stock Designation shall be amended after issuance of any shares of any series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.
          (b) For purposes of this Certificate of Incorporation, “Voting Stock” means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval of the Board of Directors, the affirmative vote of the holders of at least 662/3% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with (i) paragraph (1) of Article FIFTH, (ii) Article SIXTH, (iii) Article SEVENTH or (iv) paragraph (b) of this Article TENTH.
     Eleventh: The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123 of Title 11 of the United States Code (the “Bankruptcy Code”), as in effect on the effective date of the First Amended Prepackaged Plan of Reorganization of CIT Group Inc. and CIT Group Funding Company of Delaware LLC.
     Twelfth:
          (a) Definitions. For purposes of this Article Twelfth, the following terms shall have the following meanings:
“Agent” shall mean an agent designated by the Board of Directors of the Corporation.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase stock of the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), or any successor provision.
“Effective Date” shall mean the date of filing of this Third Amended and Restated Certificate of Incorporation.
“Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.
“Five-Percent Shareholder” shall mean (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Corporation if that Person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Corporation pursuant to Section 1.382-2T(g) of the Treasury Regulations.
“Percentage Stock Ownership” shall mean the percentage stock ownership interest as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), 1.382-3(a), and 1.382-4(d); provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Company Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, estate, association, joint venture or similar organization, other entity, or group of persons making a “coordinated acquisition” of Company Securities or otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) or otherwise, and includes, without limitation, an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.
“Plan” shall mean the Modified Second Amended Prepackaged Plan of Reorganization of CIT Group Inc. and CIT Group Funding Company of Delaware LLC, dated December 7, 2009.
“Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.
“Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Twelfth.
“Purported Transferee” shall mean the purported transferee of a Prohibited Transfer.
“Restriction Release Date” shall mean the earliest of (i) the repeal of Section 382 of the Code (and any comparable successor provision) or (ii) the earlier of (A) the day that is forty-five (45) days after the second anniversary of the Effective Date pursuant to the Plan and (B) the earliest date on which the Board of Directors determines that (1) the consummation of the Plan did not satisfy the requirements of Section 382(1)(5) of the Cod or treatment under Section 382(1)(5) of the Code is not in the best interests of the Corporation, its affiliates and its shareholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (2) an ownership change (within the meaning of Section 382 of the Code) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, or (3) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein.
“Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.
“Transfer” shall mean, subject to the last sentence of this definition, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation. A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation, the modification, amendment or adjustment of an existing option by the Corporation and the exercise by an employee of the Corporation of any option to purchase Corporation Securities granted to such employee pursuant to contract or any stock option plan or other equity compensation plan of the Corporation.
“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.
     (b) Restrictions on Transfer. In order to preserve the Tax Benefits, subject to Section (c) of this Article Twelfth, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. Notwithstanding the foregoing, nothing in this Article Twelfth shall prevent a Person from Transferring Corporation Securities to a new or existing public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation.
     (c) Certain Exceptions.
     (i) The restrictions set forth in Section 12(b) of this Article Twelfth shall not apply to an attempted Transfer of Corporation Securities if the transferor or the transferee obtains the written approval of the Board of Directors of the Corporation, which approval may be granted or denied in accordance with the procedures set forth in this Section 12(c) of Article Twelfth. In connection therewith, and to provide for effective policing of such restrictions, prior to the date of any proposed Transfer of Corporation Securities that, in the absence of the approval of the Board of Directors pursuant to this Section  12(c) of Article Twelfth, would be a Prohibited Transfer, either (a) the proposed transferee of such Corporation Securities (a “Restricted Transferee”) or (b) the proposed transferor of such Corporation Securities (a “Restricted Transferor”) shall request in writing (a “Request”) that a committee of not fewer than one director but not more than three directors appointed by the Board of Directors (the “Review Committee”), or the Board of Directors if the Review Committee deems review by the Board of Directors to be appropriate, review the proposed Transfer of Corporation Securities and authorize or not authorize such proposed Transfer in accordance with this Section 12(c) of Article Twelfth.
     (ii) A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business, or telecopied to the Corporation’s telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.
     (iii) A Request shall include: (A) the name, address and telephone number of the Restricted Transferee; (B) a description of the Restricted Transferee’s existing direct or indirect ownership of Corporation Securities; (C) a description of the Corporation Securities that are proposed to be Transferred to the Restricted Transferee; (D) the date on which such proposed Transfer is expected to take place (or, if such Transfer is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); (E) the name, address and telephone number of the Restricted Transferor (or, if such Transfer is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect); and (F) a request that the Review Committee, or the Board of Directors if the Review Committee deems review by the Board of Directors to be appropriate, Board authorize, if appropriate, such Transfer pursuant to this Section 12(c) of Article Twelfth.
     (iv) The Review Committee shall use reasonable best efforts to make a determination to authorize, deny or refer to the Board of Directors any Request on or before the tenth business day (or, if necessary to permit the Restricted Transferee and/or Restricted Transferor to provide the information requested pursuant to this Section 12(c) of Article Twelfth, such later date as reasonably determined by the Review Committee in consultation with the Restricted Transferor or Restricted Transferee that made such Request) following receipt of the Request by the Corporation. In the event the Review Committee refers the Request to the Board of Directors, the Board of Directors shall use reasonable best efforts to consider the applicable Request on or before the tenth business day following the Review Committee’s referral of the Request to the Board of Directors.
     (v) The Review Committee (or the Board of Directors) may authorize a Transfer of Corporation Securities to a Restricted Transferee, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Transfer of Corporation Securities would be in the best interests of the Corporation and its stockholders. The Review Committee (or the Board of Directors) may only determine not to authorize a Transfer of Corporation Securities to a Restricted Transferee, if it determines, in good faith and its sole discretion, that such Transfer meaningfully increases the risk of a limitation on the use of the Tax Benefits under Section 382 of the Code. For purposes of this determination, the Board of Directors shall consider, among other items, the following: (i) the total owner shift under Section 382 of the Code, (ii) all other pending proposed Transfer requests, (iii) whether the proposed Transfer is structured to minimize the resulting owner shift, and (iv) any reasonably foreseeable events of which the Board of Directors has knowledge that would constitute additional owner shifts. Any determination by the Review Committee (or the Board of Directors) not to authorize a proposed Transfer of Corporation Securities to a Restricted Transferee shall cause such proposed Transfer to be deemed a Prohibited Transfer. The Review Committee (or the Board of Directors) may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Restricted Transferee to Transfer Corporation Securities acquired through a Transfer. Approvals of the Review Committee (or the Board of Directors) hereunder may be given prospectively or retroactively. The Review Committee (or the Board of Directors), to the fullest extent permitted by law, may exercise the authority granted by this Section 12(c) of Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Section 12(c) of Article Twelfth shall be construed to limit or restrict the Review Committee (or the Board of Directors) in the exercise of its fiduciary duties under applicable law.
     (vi) In addition, the Review Committee (or the Board of Directors) may, in its sole discretion, require (A) such representations from the Restricted Transferee and/or Restricted Transferor as to such matters as the Review Committee (or the Board of Directors) may determine or (B) at the expense of the Restricted Transferor and/or Restricted Transferee, an opinion of counsel selected by the Review Committee (or the Board of Directors) that the Transfer will not result in the application of any Section 382 limitation on the use of the Tax Benefits; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. Any Restricted Transferee and/or Restricted Transferor who makes a Request to the Review Committee shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of Corporation Securities, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Transfer, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Review Committee (or the Board of Directors) to advise the Review Committee (or the Board of Directors) or deliver an opinion thereto.
     (vii) The Corporation shall promptly notify the Restricted Transferee and the Restricted Transferor of (i) the Review Committee’s determination to authorize, deny or refer to the Board of Directors any Transfer to a Restricted Transferee and (ii) the Board of Directors’ determination to authorize or deny the Transfer described in the Request.
     (viii) If the Review Committee (or the Board of Directors) authorizes the Transfer of Corporation Securities, the Restricted Transferee and Restricted Transferor shall be permitted to consummate such Transfer described in the Request.

     (d) Treatment of Excess Securities.
          (i) No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 12(d)(iii) or until approval is obtained under Section (c) of this Article Twelfth. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provision of this Section 12(d)(i) or Section 12(d)(iii) shall also be a Prohibited Transfer.
          (ii) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed transferee or payee furnish the Corporation all information reasonably requested by the Corporation with respect to all the direct and indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement Article Twelfth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by Section (b) of this Article Twelfth as a condition to registering any Transfer.
          (iii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12(d)(iv) of this Article Twelfth if the Agent rather than the Purported Transferee had resold the Excess Securities.
          (iv) The Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee had previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or their fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance, or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable or successor provision) selected by the Board of Directors. The Purported Transferee’s sole right with respect to such Corporation Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12(d)(iv). In no event shall the proceeds of any sale of Excess Securities pursuant to this Article Twelfth inure to the benefit of the Corporation.
          (v) In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article Twelfth, the application of Section 12(d)(iii) and Section 12(d)(iv) shall be modified as described in this Section 12(d)(v). In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article Twelfth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12(d)(iii) and 12(d)(iv), except that the maximum aggregate amount payable either to such Five-Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess

Securities shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section 12(d)(v) is to extend the restrictions in Sections 12(b) and 12(d)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 12(d)(v), along with the other provisions of this Article Twelfth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
     (e) Board Determinations.
          (i) The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article Twelfth, including, without limitation: (A) the identification of Five-Percent Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (ii) of Section 12(d)(iv) of this Article Twelfth; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article Twelfth is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Twelfth.
          (ii) Nothing contained in this Article Twelfth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 242(b) of the General Corporation Law, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Twelfth, provided that, such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 and the applicable Treasury Regulations (B) modify the definitions of any terms set forth in this Article Twelfth, or (C) modify the terms of this Article Twelfth as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate; provided, further, notwithstanding the first sentence of this Section 12(e)(ii) of Article Twelfth, the Corporation shall not be entitled modify the terms of this Article Twelfth in order to accelerate or extend the Restriction Release Date.

          (iii) In the case of an ambiguity in the application of any of the provisions of this Article Twelfth, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article Twelfth requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article Twelfth. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article Twelfth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Twelfth to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Article Twelfth shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
     (f) Securities Exchange Transactions. Nothing in this Article Twelfth (including, without limitation, any determinations made, or actions taken, by the Board of Directors pursuant to Section 12(3)) shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or any national securities quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article Twelfth and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Twelfth.
     (g) Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 7.4(c), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 7.7 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Twelfth being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Twelfth.
     (h) Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article Twelfth who knowingly violates the provisions of this Article Twelfth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
     (i) Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article Twelfth shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Prohibited Transfer on the preservation and usage of the Tax Benefits. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal, or record holder of Corporation Securities, and any proposed transferee and any Person controlling, controlled by, or under common control with the proposed transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article Twelfth or the status of the Tax Benefits of the Corporation.
     (j) Bylaws. The Bylaws may make appropriate provisions to effectuate the requirements of this Article Twelfth.
     (k) Certificates. All certificates representing Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:
THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE SEVENTH OF THE CERTIFICATE OF INCORPORATION OF CIT GROUP INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.
     (l) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Twelfth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
     (m) Benefits of Article Twelfth. Nothing in this Article Twelfth shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article Twelfth. This Article Twelfth shall be for the sole and exclusive benefit of the Corporation and the Agent.

     (n) Severability. The purpose of this Article Twelfth is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Twelfth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Twelfth.
     (o) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Twelfth, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Eric S. Mandelbaum, its Assistant Secretary, this 8th day of December, 2009.
CIT Group Inc.
By:

/s/ Eric S. Mandelbaum Name: Eric S. Mandelbaum
Title: Assistant Secretary